Exhibit 99.1

CERNER ENTERS INTO AGREEMENT TO PURCHASE FORMER BANNISTER
MALL SITE

KANSAS CITY, Mo. - Aug. 1, 2013 - Cerner Corp. (Nasdaq: CERN) has entered into an agreement to purchase approximately 237 acres in the Three Trails Crossing region on the site of the former Bannister Mall, pending the completion of due diligence activities and the securing of appropriate financial incentives. The company plans to use the location as a site to accommodate expected growth.

“Cerner's significant growth necessitates that we plan now to accommodate our future space needs,” said Marc Naughton, chief financial officer. Naughton added that if conditions to close are satisfied, it is anticipated the purchase would be completed by the end of 2013. Cerner already employs 2,866 associates at its nearby Innovation campus. The new site would be an extension of that campus. Cerner currently employs 8,794 in the Kansas City metropolitan area. The expanded campus, if constructed, would potentially house 12,000-15,000 additional associates upon full build-out, which would be based on Cerner's growth and occur over an extended period.

Cerner anticipates the extended campus would include on-site daycare, a clinic for associates, fitness facilities, food service and training spaces. It could also house future data centers as needed. A portion of the site may be made available to be developed as retail stores, restaurants, or a hotel.

“From Day One, my administration has pursued proven, fiscally responsible policies to make Missouri a more attractive place for high-tech, high-growth companies like Cerner to invest and expand,” Missouri Gov. Jay Nixon said.  “Today, we continue to see the results of this approach paying real dividends for communities in Kansas City and across our state.  My administration will continue to work with Cerner and local officials as plans for this transformative project proceed.”

Kansas City Mayor Sly James also commented on the announcement: “This is a great step forward for the former Bannister Mall site,” said Mayor James.  “South Kansas City has been on an impressive forward trajectory in recent months but this site has remained an issue. Redeveloping the Three Trails Crossing region into a Cerner property will turn that area into a beacon of innovation. Cerner is a valuable community partner and I deeply appreciate the company's commitment to our City. We look forward to working with Cerner to finalize a plan soon.”

About Cerner
Cerner is contributing to the systemic change of health and care delivery. For more than 30 years Cerner has been executing its vision to make health care safer and more efficient. We started with the foundation of digitizing paper processes and now offer the most comprehensive array of information software, professional services, medical device integration, remote hosting and employer health and wellness services. Cerner systems are used by everyone from individual consumers, to single-doctor practices, hospitals, employers and entire countries. Taking what we've learned over more than three decades, Cerner is building on the knowledge that is in the system to support evidence-based clinical decisions, prevent medical errors and empower patients in their care.

Cerner® solutions are licensed by approximately 10,000 facilities around the world, including more than 2,700 hospitals; 4,150 physician practices; 45,000 physicians; 550 ambulatory facilities, such as laboratories, ambulatory centers, behavioral health centers, cardiac facilities, radiology clinics and surgery centers; 800 home health facilities; 45 employer sites and 1,750 retail pharmacies.

Certain trademarks, service marks and logos (collectively, the “Marks”) set forth herein are owned by Cerner Corporation and/or its subsidiaries in the United States and certain other countries throughout the world. All other non-Cerner Marks are the property of their respective owners. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, Twitter, Facebook and YouTube.

Cerner Media Contacts: Matt Tidwell, (816) 721-2589, matt.tidwell@cerner.com, Megan Moriarty, (816) 588-7759, megan.moriarty@cerner.com
Cerner Investors Contact: Allan Kells, (816) 201-2445, akells@cerner.com

This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company's performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “anticipate”, “could”, “may”, “potentially,” “plans” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the potential for tax legislation initiatives that could adversely affect our tax position and/or challenges to our tax positions in the United States; risks inherent with business or land acquisitions; risks associated with uncertainty in global economic conditions; managing growth; changing political, economic, regulatory and judicial influences; government regulation; significant competition and market changes; and, failure of the parties to satisfy the closing conditions in the purchase agreement. Additional discussion of these and other risks, uncertainties and factors affecting the Company's business is contained in the Company's periodic filings with the Securities and Exchange Commission. The reader should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.